Exhibit 99.1
(WPS Resources Corporation letterhead)
NEWS RELEASE

Contacts:	Joseph P. O'Leary - SVP & CFO WPS Resources Corporation (920) 433-1463

FOR IMMEDIATE RELEASE	Donna M. Sheedy - Manager Investor Relations WPS Resources Corporation (920) 433-1857

WPS RESOURCES CORPORATION
REPORTS RESULTS FOR FIRST QUARTER OF 2006

Green Bay, WI - May 4, 2006 - WPS Resources Corporation (NYSE: WPS), an operator of regulated utility and nonregulated business units, today announced the following results for the 2006 first quarter, which ended March 31, 2006:

Highlights:
•
WPS Resources Corporation produced income available for common shareholders of $60.1 million or $1.48 per diluted share in the first quarter of 2006, compared to $65.9 million or $1.73 per diluted share for the comparable quarter in 2005.

•
Income available for common shareholders generated at the company’s nonregulated segment, WPS Energy Services, increased approximately 32% to $37.1 million in this year’s first quarter, compared to $28.2 million in the first quarter of 2005.

•
Pre-tax equity earnings recognized from the company’s investment in American Transmission Company LLC (“ATC”) increased approximately 71% to $8.9 million, compared to $5.2 million in the first quarter of 2005. WPS Resources continues to invest in ATC and owns approximately 33% of ATC at March 31, 2006, up from 25% at March 31, 2005.

•
Due primarily to residential customer conservation efforts resulting from high commodity prices, as well as unseasonably warm weather conditions, income available for common shareholders from the electric and natural gas utility operations declined approximately 41% or $15.3 million to $22.2 million for the first quarter of 2006, from $37.5 million for the first quarter of 2005. First quarter 2006 results included $4.1 million of pre-tax transition charges associated with the acquisition of the retail natural gas distribution operations in Michigan on April 1, 2006 and the anticipated closing of the acquisition of the retail natural gas distribution operations in Minnesota.

•
WPS Resources raised its guidance for 2006 to between $3.54 and $3.98 diluted earnings per share, which includes transition costs related to the acquisitions of Aquila Inc.’s natural gas distribution operations in Michigan and Minnesota. The

WPS Resources Corporation Reports Results for First Quarter of 2006

May 4, 2006

guidance also includes increased purchased power costs for WPS Energy Services’ customers in Maine.

“Overall, we produced solid results in the first quarter, led by WPS Energy Services’ 32% quarter-over-quarter earnings growth,” stated Larry Weyers, WPS Resources' Chairman, President, and CEO. “WPS Energy Services continues to produce strong results from wholesale electric operations while maintaining risk within approved parameters, and its wholesale natural gas operations benefited from volatile natural gas prices in the first quarter, which increased the value of products provided to customers. Due to WPS Energy Services’ diverse mix of wholesale and retail product offerings in multiple markets, combined with disciplined execution and exit strategies, the nonregulated business continued to produce significant economic value and earnings. We look forward to continued strong performance from WPS Energy Services.”

“Unfortunately, residential customer conservation efforts and mild weather conditions experienced at our utility operations in the first quarter reduced customer consumption, which led to lower than expected earnings from our utility operations. Transition costs associated with the acquisitions of Aquila Inc.’s retail natural gas distribution operations in Michigan and Minnesota also negatively impacted utility earnings,” added Weyers.

First Quarter Results
The following table depicts income available for common shareholders and revenue for the comparable first quarters.

WPS Resources' Income Available for Common Shareholders and Revenue
For the Quarters Ended March 31, 2006 and March 31, 2005

	Income (Loss)		Revenue
Segment	2006 (in millions)	2005 (in millions)	2006 (in millions)	2005 (in million)
Electric Utility	$15.5	$23.5	$256.4	$244.0
Gas Utility	6.7	14.0	193.0	174.6
WPS Energy Services	37.1	28.2	1,600.1	1,077.1
Holding Company and Other	0.8	0.2	0.3	0.3
Intersegment Eliminations	-	-	(11.8)	(9.1)
Total WPS Resources	$60.1	$65.9	$2,038.0	$1,486.9

WPS Resources Corporation Reports Results for First Quarter of 2006

May 4, 2006

Comparison of Estimated Weather Impact on Utility Earnings and
Diluted Earnings per Share Between the Quarters Ended
March 31, 2006 and March 31, 2005

		(Millions, except diluted earnings per share)
Heating Compared with	Percent Change	Electric Earnings Impact (After Tax)	Electric Diluted EPS Impact	Gas Earnings Impact (After Tax)	Gas Diluted EPS Impact
Normal	10% warmer	($1.2)	($0.03)	($2.0)	($0.05)
Prior Year	11% warmer	($1.3)	($0.03)	($2.1)	($0.05)

Segments
WPS Resources' Electric Utility segment includes the regulated electric utility operations of two wholly owned utility subsidiaries, Wisconsin Public Service Corporation and Upper Peninsula Power Company. The Gas Utility segment consists of the natural gas utility operations of Wisconsin Public Service as well as certain transition costs related to the April 1, 2006 acquisition of retail natural gas distribution operations in Michigan and the anticipated closing of the acquisition of the retail natural gas distribution operations in Minnesota. On April 1, 2006, WPS Resources completed the acquisition of the natural gas distribution operations in Michigan from Aquila, Inc. and anticipates completing the acquisition of Aquila, Inc.’s natural gas distribution operations in Minnesota this summer.

WPS Energy Services, Inc., a diversified energy supply, generation, and services company, offers nonregulated natural gas, electric, and alternative fuel supplies, as well as energy management and consulting services to retail and wholesale customers. Prior to the fourth quarter of 2005, WPS Resources reported two nonregulated segments, WPS Energy Services and WPS Power Development. Effective in the fourth quarter of 2005, WPS Resources began reporting one nonregulated segment, WPS Energy Services. Segment information related to prior periods has been reclassified to reflect this change.

The Holding Company and Other segment includes the operations of the WPS Resources holding company and the non-utility activities of Wisconsin Public Service and Upper Peninsula Power. Equity earnings from the company’s investments in ATC, Wisconsin River Power Company, and Guardian Pipeline, LLC are also included in the Holding Company and Other Segment.

First Quarter Financial Results

Electric Utility Segment Earnings
Electric utility earnings decreased $8.0 million, from $23.5 million for the quarter ended March 31, 2005, to $15.5 million for the quarter ended March 31, 2006. The decrease in electric utility earnings was primarily due to the negative impact both residential customer

WPS Resources Corporation Reports Results for First Quarter of 2006

May 4, 2006

conservation efforts and warmer weather conditions had on the electric utility margin in the first quarter of 2006, compared to the same quarter in 2005. Residential customers are taking measures to conserve energy as a result of recent rate increases driven by higher commodity prices. Weather was also approximately 11% warmer during the heating season, compared to the first quarter of 2005. Unfortunately, these factors could not be predicted when the Public Service Commission of Wisconsin issued a final order authorizing an annual retail electric rate increase of $79.9 million (10.1%), effective January 1, 2006.

Natural Gas Utility Segment Earnings
Natural gas utility earnings decreased $7.3 million, from $14.0 million for the quarter ended March 31, 2005, to $6.7 million for the quarter ended March 31, 2006, primarily due to an $8.8 million increase in operating and maintenance expenses, which was driven by $4.1 million of transition costs incurred in the first quarter (discussed above), and an increase in the write-off of uncollectible customer accounts related primarily to high natural gas prices. Natural gas margins decreased by $1.5 million, reflecting the impact of the warmer weather that resulted in an approximate $3.4 million decrease in margin, as well as residential customer conservation efforts due to high natural gas prices. These decreases were partially offset by a natural gas rate increase. In December 2005, the Public Service Commission of Wisconsin issued a final order authorizing an annual retail natural gas rate increase of $7.2 million (1.1%), effective January 1, 2006. The rate increase was required as a result of infrastructure improvements necessary to ensure the reliability of the natural gas distribution system.

WPS Energy Services Segment Earnings
WPS Energy Services’ earnings increased $8.9 million, from $28.2 million for the quarter ended March 31, 2005, to $37.1 million for the quarter ended March 31, 2006. Higher earnings were driven by a $34.1 million increase in margin, partially offset by an $8.3 million decrease in Section 29/45K tax credits recognized and a $3.9 million increase in operating expenses. WPS Energy Services’ margin increased due, in part, to the continued strong performance of its wholesale operations. WPS Energy Services continues to produce strong results from portfolio optimization and trading activities related to wholesale electric operations, while maintaining risk within approved parameters. Wholesale natural gas operations benefited from the increased volatility in natural gas prices, which increased opportunities to deliver high value structured natural gas products to wholesale customers. Additionally, wholesale natural gas margins benefited from high natural gas storage spreads, as future natural gas sales prices were higher than the near-term price of natural gas, creating profitable natural gas storage opportunities. An increase in mark-to-market and realized gains on derivative instruments utilized to protect a portion of WPS Energy Services’ Section 29/45K federal tax credits also contributed to the increase in margin, but was offset by a decrease in retail electric operations, primarily in Michigan and Ohio.

The amount of Section 29/45K federal tax credits recognized in the first quarter of 2006 from WPS Energy Services’ ownership interest in a synthetic fuel production facility decreased compared to the same period in 2005 due to the anticipated impact high oil

WPS Resources Corporation Reports Results for First Quarter of 2006

May 4, 2006

prices may have on WPS Energy Services’ ability to realize the benefit of these tax credits and also due to the timing of recognizing tax credits in interim financial statements as required by generally accepted accounting principles. The company estimates that an additional $4.9 million of tax credits would have been recognized in the first quarter of 2006 absent a projected production curtailment and a projected tax credit phase-out.  WPS Energy Services has mitigated substantially all of the phase-out risk associated with 2006 Section 29/45K federal tax credits through the use of derivative instruments. Mark-to-market and realized gains on the 2006 oil options contributed to the increase in margin, discussed above.

Operating and maintenance expenses at WPS Energy Services increased $3.9 million, largely due to higher payroll and benefit costs related to continued business expansion.

Detailed explanations related to the change in WPS Energy Services’ margin and more information on Section 29/45K tax credits and the impact of the anticipated phase-out on first quarter 2006 income tax expense will be available in WPS Resources’ first quarter report on Form 10-Q that we expect to file with the Securities and Exchange Commission later today.

Holding Company and Other Segment Earnings
Earnings at the Holding Company and Other segment increased $0.6 million, from $0.2 million for the quarter ended March 31, 2005, to $0.8 million for the quarter ended March 31, 2006. The increase was primarily related to a $3.7 million increase in pre-tax earnings from ATC, substantially offset by a $2.7 million increase in operating expenses.

Average Shares of Common Stock
The change in diluted earnings per share was impacted by the items discussed above as well as an increase of 2.5 million shares in the weighted average number of outstanding shares of WPS Resources' common stock for the quarter ended March 31, 2006, compared to the same quarter in 2005. WPS Resources' issuance of 1.9 million additional shares of common stock through a public offering in November 2005 was the primary contributor to the increase in the weighted average number of shares outstanding. Additional shares were also issued in 2005 and in the first quarter of 2006 under the Stock Investment Plan and certain stock-based employee benefit plans.

2006 EARNINGS FORECAST
In 2006, the company is continuing to manage its portfolio of businesses to achieve long-term growth in its utility and nonregulated operations, while maintaining an emphasis on regulated growth. The company’s emphasis on regulated growth has been demonstrated by the on-going expansion of its generation fleet, as well as the acquisition of retail natural gas distribution operations in Michigan on April 1, 2006, and the anticipated acquisition of retail natural gas distribution operations in Minnesota. The expansion of the utility generation fleet is aimed at meeting the high level of reliability expected by the company’s customers and ensuring that the company continues to meet anticipated growth in electric demand. In all of the company’s business units, financial tools commonly used in the industry are utilized to help mitigate risk for the benefit of both shareholders and

WPS Resources Corporation Reports Results for First Quarter of 2006

May 4, 2006

customers. Also, the company’s asset management strategy continues to deliver shareholder return from certain asset transactions. The company’s long-term diluted earnings per share growth rate target remains at 6% to 8% on an average annualized basis, with fluctuations in any given year that may be above or below that targeted range. The 2006 guidance has been raised to between $3.54 and $3.98 diluted earnings per share, assuming normal weather for the remainder of the year, availability of generation units, completion of asset management sales, and successful completion of the acquisition of the Minnesota natural gas distribution operations. Diluted earnings per share guidance reflects the company’s estimate of transition costs of about $14 million (approximately $9 million after-tax) related to the acquisitions of natural gas distribution operations in Michigan and Minnesota. The guidance also includes about $6.4 million (approximately $3.8 million after-tax) of increased purchased power costs for WPS Energy Services’ customers in Maine. Diluted earnings per share guidance does not reflect potential future mark-to-market gains or losses on derivative instruments utilized to protect the anticipated value of a portion of Section 29/45K tax credits in 2007.

CONFERENCE CALL
An earnings conference call is scheduled for 3 p.m. central time on Thursday, May 4. Larry L. Weyers, WPS Resources’ Chairman, President, and Chief Executive Officer, will discuss first quarter 2006 financial results. To access the call, which is open to the public, call 888-690-9634 (toll free) 15 minutes prior to the scheduled start time. Callers will be required to supply EARNINGS as the passcode and MR. LARRY WEYERS as the leader. Callers will be placed on hold with music until the call begins. A replay of the conference call will be available through May 18, 2006 by dialing 866-354-2025 (toll free).

FORWARD-LOOKING STATEMENTS
Financial results for the first quarter of 2006 are unaudited. This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not relate strictly to historical or current facts and often include words such as “anticipate,”  “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” and other similar words. Although the company believes it has been prudent in its plans and assumptions, there can be no assurance that indicated results will be realized. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from those anticipated.

Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise. The company recommends that you consult any further disclosures it makes on related subjects in its 10-Q, 8-K, and 10-K reports to the Securities and Exchange Commission.

The following is a cautionary list of risks and uncertainties that may affect the assumptions, which form the basis of forward-looking statements relevant to the company’s business. These factors, and other factors not listed here, could cause actual results to differ materially from those contained in forward-looking statements.

WPS Resources Corporation Reports Results for First Quarter of 2006

May 4, 2006

•
Timely completion of the purchase of the Minnesota natural gas distribution operations from Aquila, Inc. (including receipt of the required regulatory approval in Minnesota), and the successful integration of both the Michigan and Minnesota natural gas distribution operations;

•	Resolution of pending and future rate cases and negotiations (including the recovery of deferred costs) and other regulatory decisions impacting the company’s regulated businesses;
•
The impact of recent and future federal and state regulatory changes, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry, changes in environmental, tax, and other laws and regulations to which WPS Resources and its subsidiaries are subject, as well as changes in application of existing laws and regulations;

•
Current and future litigation, regulatory investigations, proceedings or inquiries, including manufactured gas plant site cleanup and pending Environmental Protection Agency investigations of Wisconsin Public Service’s generation facilities, and the appeal of the decision in the contested case proceeding regarding the Weston 4 air permit;

•	Resolution of audits by the Internal Revenue Service and various state revenue agencies;
•	The effects, extent, and timing of additional competition in the markets in which WPS Resources’ subsidiaries operate;
•	The impact of fluctuations in commodity prices, interest rates, and customer demand;
•	Available sources and costs of fuels and purchased power;
•	Ability to control costs;
•	Investment performance of employee benefit plans;
•	Advances in technology;
•	Effects of and changes in political, legal, and economic conditions and developments in the United States and Canada;
•	The performance of projects undertaken by nonregulated businesses and the success of efforts to invest in and develop new opportunities;
•
Potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed (such as the acquisition of the Minnesota natural gas distribution operations from Aquila, Inc., construction of the Weston 4 power plant, and additional investment in ATC related to construction of the Wausau, Wisconsin, to Duluth, Minnesota, transmission line);

•	The direct or indirect effect resulting from terrorist incidents, natural disasters, or responses to such events;
•	Financial market conditions and the results of financing efforts, including credit ratings and risks associated with commodity prices, interest rates, and counterparty credit;
•	Weather and other natural phenomena; and
•	The effect of accounting pronouncements issued periodically by standard-setting bodies.

- Unaudited Financial Statements to Follow -

WPS RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)	Three Months Ended
	March 31
(Millions, except per share amounts)	2006	2005

Nonregulated revenue	$1,598.9	$1,076.0
Utility revenue	439.1	410.9
Total revenues	2,038.0	1,486.9

Nonregulated cost of fuel, natural gas, and purchased power	1,502.6	1,017.9
Utility cost of fuel, natural gas, and purchased power	269.1	201.6
Operating and maintenance expense	131.2	133.3
Depreciation and decommissioning expense	24.1	29.2
Taxes other than income	13.3	12.0
Operating income	97.7	92.9

Miscellaneous income	8.5	7.7
Interest expense	(18.2)	(16.2)
Minority interest	1.2	1.0
Other expense	(8.5)	(7.5)

Income before taxes	89.2	85.4
Provision for income taxes	28.3	18.7
Net income before preferred stock dividends of subsidiary	60.9	66.7

Preferred stock dividends of subsidiary	0.8	0.8
Income available for common shareholders	$60.1	$65.9

Average shares of common stock
Basic	40.3	37.8
Diluted	40.6	38.1

Earnings per common share
Basic	$1.49	$1.74
Diluted	$1.48	$1.73

Dividends per common share declared	$0.565	$0.555

WPS RESOURCES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)	March 31	December 31
(Millions)	2006	2005

Assets
Cash and cash equivalents	$22.7	$27.7
Accounts receivable - net of reserves of $11.4 and $12.7, respectively	781.8	1,005.6
Accrued unbilled revenues	122.4	151.3
Inventories	351.5	311.4
Current assets from risk management activities	728.0	906.4
Other current assets	82.4	105.4
Current assets	2,088.8	2,507.8

Property, plant, and equipment, net of reserves of $1,132.6 and $1,109.3, respectively	2,093.0	2,049.4
Regulatory assets	267.8	272.0
Long-term assets from risk management activities	215.2	226.5
Restricted cash for acquisition	314.9	-
Other	437.7	399.5
Total assets	$5,417.4	$5,455.2

Liabilities and Shareholders' Equity
Short-term debt	$645.6	$264.8
Current portion of long-term debt	4.0	4.0
Accounts payable	842.2	1,078.9
Current liabilities from risk management activities	622.9	852.8
Deferred income taxes	16.4	13.5
Other current liabilities	142.5	117.8
Current liabilities	2,273.6	2,331.8

Long-term debt	867.2	867.1
Deferred income taxes	74.2	58.8
Deferred investment tax credits	14.1	14.5
Regulatory liabilities	338.1	373.2
Environmental remediation liabilities	67.4	67.4
Pension and postretirement benefit obligations	74.2	82.1
Long-term liabilities from risk management activities	169.5	188.4
Other	117.7	116.6
Long-term liabilities	1,722.4	1,768.1

Commitments and contingencies

Preferred stock of subsidiary with no mandatory redemption	51.1	51.1
Common stock equity	1,370.3	1,304.2
Total liabilities and shareholders' equity	$5,417.4	$5,455.2

WPS RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)	Three Months Ended
	March 31
(Millions)	2006	2005
Operating Activities
Net income before preferred stock dividends of subsidiary	$60.9	$66.7
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and decommissioning	24.1	29.2
Amortization	12.3	12.2
Unrealized gain on investments	-	(2.0)
Pension and postretirement expense	12.0	12.5
Pension and postretirement funding	-	(3.0)
Deferred income taxes and investment tax credit	6.6	3.1
Unrealized (gains) losses on nonregulated energy contracts	(33.4)	0.5
Gain on sale of partial interest in synthetic fuel operation	(1.8)	(1.7)
Deferral of Kewaunee outage costs	-	(15.8)
Other	5.5	(9.9)
Changes in working capital
Receivables, net	253.2	4.9
Inventories	(58.1)	45.2
Other current assets	22.6	13.3
Accounts payable	(257.8)	(14.3)
Other current liabilities	4.7	28.7
Net cash provided by operating activities	50.8	169.6

Investing Activities
Capital expenditures	(65.8)	(60.2)
Sale of property, plant and equipment	1.2	1.1
Purchase of emission allowances	(17.6)	-
Purchase of equity investments and other acquisitions	(27.3)	(16.5)
Purchases of nuclear decommissioning trust investments	-	(4.1)
Sales of nuclear decommissioning trust investments	-	3.9
Restricted cash for acquisition	(314.9)	-
Other	0.3	(0.6)
Net cash used for investing activities	(424.1)	(76.4)

Financing Activities
Short-term debt, net	380.8	(76.8)
Repayment of long-term debt	-	(0.8)
Payment of dividends
Preferred stock	(0.8)	(0.8)
Common stock	(22.5)	(20.8)
Issuance of common stock	6.4	9.9
Other	4.4	5.2
Net cash provided by (used for) financing activities	368.3	(84.1)

Change in cash and cash equivalents	(5.0)	9.1
Cash and cash equivalents at beginning of period	27.7	40.0
Cash and cash equivalents at end of period	$22.7	$49.1